Exhibit 5.1

Tel-Aviv, November 2, 2026

TAT Technologies Ltd.

5 Hamelacha St.

Netanya, Israel 4250540

Israel

Ladies and Gentlemen:

TAT Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 375,000 of its Ordinary Shares, no par value per share (the “Shares”), issuable under the TAT Technologies Ltd. 2022 Incentive Plan, as amended (the “Plan”).

As special Israeli counsel to the Company, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion.  Upon the basis of such examination, we are of the opinion that, when the Shares are issued and sold pursuant to the terms of the Plan and in accordance with the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Naschitz, Brandes, Amir & Co., Advocates
Naschitz, Brandes, Amir & Co., Advocates